EXHIBIT 99.1

GENERAL FINANCE CORPORATION TO ANNOUNCE THIRD QUARTER FISCAL YEAR 2021 FINANCIAL RESULTS ON MAY 5, 2021

PASADENA, CA – April 20, 2021 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), will announce its financial results for the third quarter ended March 31, 2021 of fiscal year 2021 before the U.S. market opens on Wednesday, May 5, 2021.

On April 15, 2021, United Rentals, Inc. (NYSE:URI) and the Company jointly announced that they entered into a definitive agreement under which United Rentals will acquire all of the Company’s outstanding common stock for $19 per share in cash and that United Rentals intends to commence a tender offer by April 26, 2021. The transaction is subject to customary closing conditions, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other regulatory approvals, and is expected to close in the second calendar quarter of 2021 following completion of the tender offer.

In light of the pending transaction, the Company will not be conducting its normal earnings conference call this quarter. Information regarding the Company’s financial results can be found in the "Investor Relations" section of the Company's website at http://www.generalfinance.com, as well as in reports filed with the Securities and Exchange Commission.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor Contact

Larry Clark
Financial Profiles, Inc.
lclark@finprofiles.com
310-622-8223